Exhibit 5.1

Consent of Independent Registered Chartered Accountants

We consent to the incorporation by reference in this Registration Statement on Form F-10 of our reports dated February 23, 2011 relating to (1) the consolidated financial statements of Yamana Gold Inc. and subsidiaries (“Yamana”) and (2) the effectiveness of Yamana’s internal control over financial reporting appearing in its Annual Report on Form 40-F for the year ended December 31, 2010.   We also consent to the reference to us under the heading “Interest of Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Independent Registered Chartered Accountants

Vancouver, Canada

April 25, 2011